Exhibit 99.1

Consolidated Communications Reports First Quarter 2017 Results

  FairPoint acquisition on track to close mid-2017
  Added 3,777 data and Internet connections in the quarter, a 2.2 percent increase year over year
  Grew Metro Ethernet units 24 percent year over year

MATTOON, Ill., May 04, 2017 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the “Company”) reported results for the first quarter 2017.  As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 11 a.m. (ET).

First Quarter 2017:

  Revenue was $169.9 million
  Net cash from operating activities was $51.7 million
  Adjusted EBITDA was $71.1 million
  Dividend payout ratio was 80.5 percent

“It’s been a productive start to the year,” said Bob Udell, president and chief executive officer of Consolidated Communications.  “Our consolidated revenues, adjusted earnings and free cash flow are stable. We continue to make progress enhancing our commercial and broadband services to offset the known USF and legacy revenue step downs. We realized solid growth in data and Internet connections this quarter while working through some continued bandwidth price compression.”

“Overall, we are executing well on our strategy and positioning Consolidated Communications for future growth,” Udell added.  “We are expanding our fiber centric reach and maintaining strong and steady cash flows.  We are on track to close on our FairPoint acquisition mid-year.  We secured shareholder approval in March and we’re making good progress with the regularity approvals having 11 of the 17 required states completed.  We declared our 48th consecutive quarterly dividend this week and remain confident in our ability to continue delivering value for our shareholders.”

Financial Results for the First Quarter

  Revenue in the first quarter totaled $169.9 million, compared to $188.8 million in the first quarter 2016 which included $11.4 million of revenue from businesses which the Company divested in 2016, the equipment sales business and the Iowa ILEC property.  Excluding the impact of the Iowa ILEC divestiture, consumer revenue was down $3.9 million in first quarter due to voice and video declines.  Commercial revenue was essentially flat due to continued price compression despite strong growth in Metro Ethernet circuits. Subsidies were down $1.9 million due to scheduled step downs in CAF II and Texas USF, and access revenue was down $2.0 million due to continued declines in voice services.
  Income from operations was $18.6 million, compared to $24.3 million in the year-ago quarter, down primarily due to lower revenue, as described above, and partially offset by a decrease in operating expenses.
  Interest expense, net was $29.7 million compared to $18.6 million for the same period last year.  The increase in interest expense is primarily due to $3.5 million in amortization of the commitment fees for the financing secured in December for the FairPoint acquisition and the onset of ticking fees related to the financing, which began January 15 at the rate of approximately 4 percent per month, and totaled $7.9 million in the first quarter.  The increased fees were partially offset by the Company’s October refinancing which will result in $2 million in annual interest savings.
  Cash distributions from the Company’s wireless partnerships were $5.6 million compared to $6.8 million the prior year period.
  Other income, net was $5.2 million, compared to $7.2 million in the first quarter of 2016.
  On a GAAP basis, net income was a loss of $3.7 million.  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release.  Adjusted diluted net income per share was $0.11 in the first quarter, compared to $0.19 the same period last year.
  Adjusted EBITDA was $71.1 million compared to $78.6 million a year ago.  The year over year decline was primarily due to lower revenue and wireless distributions.
  The total net debt to last 12-month adjusted EBITDA ratio was 4.58.

Cash Available to Pay Dividends, Capex

For the first quarter, cash available to pay dividends was $24.3 million, and the dividend payout ratio was 80.5 percent.  At March 31, 2017, cash and cash equivalents were $26.6 million.  Capital expenditures were $29 million for the first quarter.

Financial Guidance

The Company affirmed its 2017 guidance as follows.

	2017 Guidance	2016 Results
Cash Interest Expense*	$70 million to $72 million	$70.7 million
Cash Income Taxes	$1 million to $3 million	($183,000)
Capital Expenditures	$115 million to $120 million	$125.2 million

*Cash interest expense does not include ticking fees associated with the FairPoint financing.

Dividend Payments

The Company’s board of directors declared a quarterly dividend of $0.38738 per common share, which is payable on Aug. 1, 2017 to stockholders of record at the close of business on July 15, 2017.  This will represent the 48th consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11 a.m. ET / 10 a.m. CT to discuss first quarter earnings and developments with respect to the Company.  The live webcast and replay can be accessed from the Investor Relations section of the Company’s website at http://ir.consolidated.com.  The live conference call dial-in number is 1-877-374-3981 with conference ID 10058144.  A telephonic replay of the conference call will be available through May 11, 2017 and can be accessed by calling 1-855-859-2056.

About Consolidated Communications

Consolidated Communications provides business and broadband communications services across its 11-state service area to carrier, commercial and consumer customers. For more than a century, the Company has consistently provided innovative, reliable, high-quality products and services. The Company offers a wide range of communications solutions including: High-Speed Internet, Data, Digital TV, Phone, managed and cloud services and wireless backhaul over an extensive fiber optic network.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding “EBITDA,” “adjusted EBITDA,” “cash available to pay dividends” and the related “dividend payout ratio,” “total net debt to last twelve month adjusted EBITDA coverage ratio,” “adjusted diluted net income per share” and “adjusted net income attributable to common stockholders,” all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X.  Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.  A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented.  The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income.  EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons.  Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends.  The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges.  In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related “total net debt to last twelve month adjusted EBITDA coverage ratio” principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement.  These measures differ in certain respects from the ratios used in our senior notes indenture.

These non-GAAP financial measures have certain shortcomings.  In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure.  Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.  Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above.  In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items.  We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

Safe Harbor

The Securities and Exchange Commission (“SEC”) encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions.  Certain statements in this communication are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, current expectations, plans, strategies, and anticipated financial results of Consolidated Communications Holdings, Inc. (the “Company”) and FairPoint Communications, Inc. (“FairPoint”), both separately and as a combined entity.  There are a number of risks, uncertainties, and conditions that may cause the actual results of the Company and FairPoint, both separately and as a combined entity, to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include the timing and ability to complete the proposed acquisition of FairPoint by the Company, the expected benefits of the integration of the two companies and successful integration of FairPoint’s operations with those of the Company and realization of the synergies from the integration, as well as a number of factors related to the respective businesses of the Company and FairPoint, including economic and financial market conditions generally and economic conditions in the Company’s and FairPoint’s service areas; various risks to stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the current dividend policy; various risks to the price and volatility of the Company’s common stock; changes in the valuation of pension plan assets; the substantial amount of debt and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on its common stock; restrictions contained in the Company’s debt agreements that limit the discretion of management in operating the business; legal or regulatory proceedings or other matters that impact the timing or ability to complete the acquisition as contemplated, regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with the Company’s possible pursuit of acquisitions; system failures; cyber-attacks, information or security breaches, or technology failure of the Company or of a third party; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; new or changing tax laws or regulations; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of the Company’s and FairPoint’s network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; liability and compliance costs regarding environmental regulations; the possibility of disruption from the integration of the two companies making it more difficult to maintain business and operational relationships; the possibility that the acquisition is not consummated, including, but not limited to, due to the failure to satisfy the closing conditions; the possibility that the merger or the acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and diversion of management’s attention from ongoing business operations and opportunities.  A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in the Company’s and FairPoint’s respective filings with the SEC, including the Annual Report on Form 10-K of the Company for the year ended December 31, 2016, which was filed with the SEC on March 1, 2017, under the heading “Item 1A—Risk Factors,” and the Annual Report on Form 10-K of FairPoint for the year ended December 31, 2016, which was filed with the SEC on March 6, 2017, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by each of the Company and FairPoint. Many of these circumstances are beyond the ability of the Company and FairPoint to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on the part of the Company and FairPoint.  These forward-looking statements generally are identified by the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan,” “should,” “may,” “will,” “would,” “will be,” “will continue” or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company and FairPoint, and their respective subsidiaries, both separately and as a combined entity to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on the respective behalf of the Company or FairPoint are expressly qualified in their entirety by the cautionary statements that appear throughout this communication.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the SEC, each of the Company and FairPoint disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

- Tables to follow -

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	March 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$26,629	$27,077
Accounts receivable, net	49,770	56,216
Income tax receivable	24,058	21,616
Prepaid expenses and other current assets	29,014	28,292
Total current assets	129,471	133,201

Property, plant and equipment, net	1,047,796	1,055,186
Investments	106,035	106,221
Goodwill	756,877	756,877
Other intangible assets	28,521	31,612
Other assets	9,540	9,661
Total assets	$2,078,240	$2,092,758

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,436	$6,766
Advance billings and customer deposits	26,544	26,438
Dividends payable	19,653	19,605
Accrued compensation	16,638	16,971
Accrued interest	24,726	11,260
Accrued expense	50,564	54,123
Current portion of long-term debt and capital lease obligations	15,830	14,922
Total current liabilities	160,391	150,085

Long-term debt and capital lease obligations	1,375,271	1,376,754
Deferred income taxes	242,725	244,298
Pension and other post-retirement obligations	128,978	130,793
Other long-term liabilities	14,121	14,573
Total liabilities	1,921,486	1,916,503

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares
authorized, 50,734,486 and 50,612,362, shares outstanding
as of March 31, 2017 and December 31, 2016, respectively	507	506
Additional paid-in capital	200,917	217,725
Retained earnings (deficit)	(3,685)	-
Accumulated other comprehensive loss, net	(46,266)	(47,277)
Noncontrolling interest	5,281	5,301
Total shareholders' equity	156,754	176,255
Total liabilities and shareholders' equity	$2,078,240	$2,092,758

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016

Net revenues	$169,935	$188,846
Operating expenses:
Cost of services and products	71,391	79,720
Selling, general and administrative
expenses	36,433	40,676
Acquisition and other transaction costs	1,329	-
Depreciation and amortization	42,195	44,140
Income from operations	18,587	24,310
Other income (expense):
Interest expense, net of interest income	(29,671)	(18,646)
Other income, net	5,205	7,211
Income (loss) before income taxes	(5,879)	12,875
Income tax expense (benefit)	(2,174)	4,973
Net income (loss)	(3,705)	7,902

Less: net income (loss) attributable to noncontrolling interest	(20)	53

Net income (loss) attributable to common shareholders	$(3,685)	$7,849

Net income (loss) per basic and diluted common shares
attributable to common shareholders	$(0.07)	$0.15

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
OPERATING ACTIVITIES
Net income (loss)	$(3,705)	$7,902
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	42,195	44,140
Deferred income taxes	22	-
Cash distributions from wireless partnerships in excess of/(less than) earnings	523	(233)
Non-cash stock-based compensation	538	892
Amortization of deferred financing	4,400	794
Other adjustments, net	(4)	(116)
Changes in operating assets and liabilities, net	7,749	6,162
Net cash provided by operating activities	51,718	59,541
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(29,025)	(28,688)
Proceeds from sale of assets	43	14
Net cash used in investing activities	(28,982)	(28,674)
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	7,000	-
Payment of capital lease obligations	(1,289)	(387)
Payment on long-term debt	(9,250)	(2,275)
Share repurchases for minimum tax withholding	(41)	(71)
Dividends on common stock	(19,604)	(19,551)
Net cash used for financing activities	(23,184)	(22,284)
Net change in cash and cash equivalents	(448)	8,583
Cash and cash equivalents at beginning of period	27,077	15,878
Cash and cash equivalents at end of period	$26,629	$24,461

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Commercial and carrier:
Data and transport services (includes VoIP)	$49,414	$49,112
Voice services	23,516	25,025
Other	3,902	2,624
	76,832	76,761
Consumer:
Broadband (VoIP, Data and Video)	51,684	54,559
Voice services	12,855	14,491
	64,539	69,050

Equipment sales and service	-	9,640
Subsidies	10,572	13,074
Network access	14,553	16,813
Other products and services	3,439	3,508
Total operating revenue	$169,935	$188,846

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net income (loss)	$(3,705)	$7,902
Add (subtract):
Income tax expense (benefit)	(2,174)	4,973
Interest expense, net	29,671	18,646
Depreciation and amortization	42,195	44,140
EBITDA	65,987	75,661

Adjustments to EBITDA (1):
Other, net (2)	4,233	2,472
Investment income (accrual basis)	(5,278)	(7,197)
Investment distributions (cash basis)	5,644	6,796
Non-cash compensation (3)	538	892
Adjusted EBITDA	$71,124	$78,624

Notes:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes income attributable to noncontrolling interests, acquisition and non-recurring related costs, and certain miscellaneous items.
(3) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

Three Months Ended
March 31, 2017

Adjusted EBITDA	$71,124

- Cash interest expense	(17,444)
- Capital expenditures	(29,025)
- Cash income (taxes)/refund	(309)
Cash available to pay dividends	$24,346

Dividends Paid	$19,604
Payout Ratio	80.5%

Note: The above calculation excludes the principal payments on our debt.

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt:	March 31, 2017
Term loan, net of discount $4,505	$890,995
Revolving loan	-
Senior unsecured notes due 2022, net of discount $4,147	495,853
Capital leases	17,638
Total debt as of March 31, 2017	$1,404,486
Less deferred debt issuance costs	(13,385)
Less cash on hand	(26,629)
Total net debt as of March 31, 2017	$1,364,472

Adjusted EBITDA for the last
twelve months ended March 31, 2017	$298,259

Total Net Debt to last twelve months
Adjusted EBITDA	4.58x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net income (loss)	$(3,705)	$7,902
Transaction and severance related costs, net of tax	2,063	1,019
Amortization of commitment fee, net of tax	2,160	-
Ticking fees on committed financing, net of tax	4,892	-
Non-cash stock compensation, net of tax	331	548
Adjusted net income	$5,741	$9,468

Weighted average number of shares outstanding	50,410	50,289

Adjusted diluted net income per share	$0.11	$0.19

Notes:
Calculations above assume a 38.4% and 38.6% effective tax rate for the three months ended March 31, 2017 and 2016, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	March 31,	December 31,	% Change	March 31,	% Change
	2017	2016	in Qtr	2016	YOY

Voice Connections (1)	453,332	457,315	(0.9%)	478,035	(5.2%)

Data and Internet Connections (1)	477,180	473,403	0.8%	459,597	3.8%

Video Connections	102,906	106,343	(3.2%)	114,485	(10.1%)

Business and Broadband as % of total revenue (2)	82.1%	82.3%	(0.2%)	80.7%	1.7%

Fiber route network miles (long-haul and metro)	14,172	14,157	0.1%	13,812	2.6%

On-net buildings	5,766	5,618	2.6%	5,224	10.4%

Consumer Customers	248,796	253,203	(1.7%)	265,428	(6.3%)

Consumer ARPU	$86.47	$84.15	2.8%	$86.72	(0.3%)

Notes:
1) The acquisition of Champaign Telephone Co. and the sale of the Iowa ILEC resulted in a net increase of 4,905 data connections and a net reduction of 4,290 voice connections in the third quarter 2016.

2) Business and Broadband revenue % includes: commercial/carrier, equipment sales and service, directory, consumer broadband and special access.

Company Contact:

Jennifer Spaude, Consolidated Communications
507-386-3765
Jennifer.spaude@consolidated.com